                          Technical Services Agreement

         This AGREEMENT is entered into by and between NTT America, Inc. a New York Corporation, ("NTT America"), and Teligent, L.L.C., a Delaware limited liability company (the "Company"), as of October 22, 1997.

         The Company has requested, and NTT America has agreed to provide, technical assistance in respect of various aspects of the Company's current and proposed communications business, on the terms and subject to the conditions set forth below.

         NOW, THEREFORE, NTT America and the Company hereby agree as follows:

         1. Definitions. As used in this Agreement:

         "Affiliate" shall mean any person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such persons or entities. For the purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

         "Change of Control" shall have the meaning specified in Section 10.8.

         "Chief Technical Advisor" shall have the meaning specified in Section 4.2.

         "Commencement Date" shall have the meaning specified in Section 2.

         "Company Confidential Information" shall have the meaning specified in
Section 6.2.

         "Common Intellectual Property" shall have the meaning specified in
Section 6.3.

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         "Company Subsidiaries" means (i) any direct or indirect wholly-owned subsidiary of the Company and (ii) any corporation, limited liability company, partnership or other business entity that is controlled by the Company.

         "Initial Annual Fee" shall have the meaning specified in Section 5.1.

         "Initial Phase" shall have the meaning specified in Section 3.2.

         "Japan-Based Technical Personnel" shall have the meaning specified in
Section 4.1.

         "LIBOR" shall have the meaning specified in Section 5.4.


         "NTT Proprietary Information" shall have the meaning specified in
Section 6.1.

         "RFP" shall have the meaning specified in Section 3.4.

         "Specific Agreement" shall have the meaning specified in Section 3.3.

         "Technical Meeting" shall have the meaning specified in Section 4.3.

         "Technical Personnel" shall have the meaning specified in Section 4.1.

         "Term" shall have the meaning specified in Section 2.

         "U.S.-Based Technical Personnel" shall have the meaning specified in
Section 4.1.

         "Work Plan" shall have the meaning specified in Section 3.1.

         2. Term. The term of this Agreement shall commence on the later of December 1, 1997 and the date of the closing under and the consummation of the transactions provided pursuant to the Securities Purchase Agreement dated as of September 30, 1997 between NTT America and the Company (such later date, the "Commencement Date") and, except as set forth in Section 10.8 or elsewhere in this Agreement, shall end on the fifth anniversary of the Commencement Date; provided, however, that this Agreement shall be renewed automatically for additional one (1)-year periods unless a party provides notice to the other party of its intent not to renew the



                                       2
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Agreement sixty (60) days prior to the anniversary of the Commencement Date on which the Agreement is to be renewed pursuant to this Section 2. The term of this Agreement as provided in this Section 2 is referred to as the "Term."

         3. Scope of Services. During the Term and subject to performance by the Company of its obligations hereunder, NTT America shall perform, or cause its Affiliates to perform, the services set forth in each Work Plan (as defined in Section 3.1 below) for the compensation provided for in Section 5 below.

         3.1. Work Plan. The scope of the technical services to be rendered by NTT America (and/or its Affiliates) to the Company during the Term shall be as set forth on Schedule 1. All services to be rendered by NTT America hereunder shall be documented in a plan of work, in reasonable detail and consistent with
Schedule 1 (each, a "Work Plan") prepared, discussed in good faith and agreed upon by the parties. Each Work Plan shall, at a minimum, (i) include a description of each of the tasks to be performed by NTT America, and a description of any items to be delivered by NTT America, during such period, with immediate and near-term tasks described in greater specificity than longer-range tasks and goals, and (ii) establish a reasonable timetable for the accomplishment of each of such tasks. Each Work Plan may be reviewed periodically at the request of either party to adjust the specific tasks and/or the timetable set forth therein in light of experience and developments in the Company's business. Notwithstanding the foregoing, it is understood that each Work Plan may be amended or otherwise modified by mutual written agreement of the parties to make substantial changes in the services to be rendered, including changes which may require an increase or a decrease in the



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number of Technical Personnel or the replacement of any of the Technical
Personnel (in addition to substitutions and home visits of Technical Personnel as provided under Section 4 hereof), or which may substantially change the content or the completion date of items to be delivered under a Work Plan, in regular discussions held at six month intervals or otherwise by mutual written agreement.

         3.2. Initial Phase. Within sixty (60) days of the Commencement Date, NTT America and the Company shall have prepared, discussed in good faith and agreed upon the initial Work Plan for services to be rendered by NTT America during the first two years following the Commencement Date (the "Initial Phase"). The numbers of Technical Personnel contemplated to be utilized in rendering services during the Initial Phase shall be as set forth on Schedule 2. Unless the parties agree otherwise in writing, the number of Technical Personnel specified in the initial Work Plan shall be, on average, as set forth on
Schedule 2.

         3.3. Additional Services; Specific Agreements. (a) If the Company desires to receive services or rights not contemplated by Schedule 1 (or, with respect to periods after the Initial Phase, by a Work Plan for such period agreed upon pursuant to Section 3.1), including but not limited to (i) rights to use, in any jurisdiction in which NTT (or one of its Affiliates) shall have perfected such rights, patents, utility models, design patents or copyrights (or other similar property rights arising under Japanese or other laws) owned or held under license by NTT America (or one of its Affiliates) (it being understood that no such intellectual property rights have been or are contemplated to be transferred under this Agreement, except as provided in this
Section 3.3), (ii) the



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planning and execution of training programs, including the preparation of technical training manuals and the conduct of training seminars or courses,
(iii) specific research and development projects to be undertaken by NTT America (or one of its Affiliates) at the request of the Company and/or (iv) the transfer of proprietary information or know-how outside the scope of services contemplated by Schedule 1), then NTT America and the Company shall negotiate the terms and conditions on which such additional services or rights will be provided or granted and, if agreement is reached, NTT America (or one of its Affiliates) shall enter into a separate written agreement or agreements, in an appropriate and (if applicable) customary form, providing for the rendering of such additional services and/or the granting of such rights (each such written agreement a "Specific Agreement"), it being understood that each such Specific Agreement providing for the license of rights shall contain appropriate representations and warranties by NTT America (or an appropriate Affiliate thereof) as to its ownership and right to license such rights (subject to such limitations and/or qualifications as may be agreed to by the parties). Notwithstanding the foregoing, (i) occasional specific requests for technical assistance by the Company that will not require more than de minimis expenditures of time and money by NTT or its Affiliates shall be provided without additional payment or the entering into of a separate written agreement or agreements and (ii) the Company shall be under no obligation to acquire any such additional services and/or rights from NTT America or its Affiliates, and NTT America and its Affiliates shall be under no obligation to provide or grant the Company any such additional services and/or rights; provided, however, that if and to the extent NTT America proposes and/or recommends to the Company, in the course of rendering the services contemplated by Schedule 1, the



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use of certain patents, utility models, design patents and/or copyrighted software or other works the rights to which are owned by or licensed to NTT America or one of its Affiliates, or if the use thereof is necessary to carry out the technological plans and strategies developed through a Work Plan, then, subject to the parties' mutual agreement, NTT America or one of its Affiliates will pursuant to a Specific Agreement license to the Company (on a non-exclusive basis) such intellectual property rights, to the extent it may legally and contractually do so, for a fee (or other compensation to be agreed upon) that is mutually agreeable and that in no event is less favorable than the lowest fees being charged by any of NTT America and its Affiliates to unaffiliated third parties for such (or similar) rights (if NTT America and its Affiliates have granted such rights to others in comparable circumstances), or (if none of NTT America or any of its Affiliates have granted such rights to others in comparable circumstances) that is reasonable in light of (i) NTT America's intention to grant the most favorable rates to the Company, (ii) the fees being charged by other licensors of rights to similar intellectual properties (if any) to unaffiliated persons, (iii) the cost to NTT America or its Affiliates of developing and maintaining such intellectual property rights, (iv) the benefits to NTT America or its Affiliates (if any) of any experience or improvements gained or developed by employing such intellectual properties hereunder, and (v) other similar factors. For purposes of determining whether comparable circumstances exist, upon the Company's reasonable request, NTT America shall provide descriptive information concerning the terms and conditions of relevant licenses granted by NTT America or its Affiliates, as appropriate, to others (without being required to provide actual copies of such licenses) to the extent NTT America or the relevant Affiliate is permitted to do so consistent with applicable




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


confidentiality undertakings. If NTT America or the relevant Affiliate is not permitted by applicable confidentiality undertakings to provide such information, upon the Company's reasonable request, NTT America shall, or shall cause the appropriate Affiliate to, make a reasonable request of the counterpart to the relevant license agreement (or a small number of relevant counterparts if there is more than one) for permission to disclose to the Company for such purposes such information (not including the name of the counterpart or other identifying or highly sensitive non-economic information).

         (b) If the parties mutually agree to the use of any patents, utility models, design patents and/or copyrighted software or other works the rights to which are owned by or licensed to NTT America or one of its Affiliates ("NTT Proprietary Rights") as provided in Section 3.3(a), NTT America shall, to the extent reasonably practicable, propose and/or recommend a range of alternatives involving NTT Proprietary Rights and, to the extent any of the Technical Personnel is, in the due exercise of his professional obligations, aware of such rights, comparable rights of third parties or non-proprietary technology, in each case presenting different price/performance characteristics and tradeoffs (including the least expensive alternative) and the Company shall determine which, if any, alternative to employ. It is contemplated that each Specific Agreement covering NTT Proprietary Rights proposed or recommended by NTT America hereunder will ordinarily contain a provision allowing the Company at its discretion to terminate without penalty such Specific Agreement at any time that a less expensive or better performing form of technology becomes available, whether from NTT America or one of its Affiliates or from a third party. The Company shall not be obligated to pay any additional royalties or to license any NTT Proprietary Rights in connection with the creation of the Work Plan for the Initial Phase or any planning, design or other advisory work pursuant thereto (excluding NTT costs incurred in the implementation of any system, operational improvement or the like called for under a Specific Agreement).

         3.4. Company Requests for Proposals; etc. The Company shall include NTT America and its Affiliates on its list of vendors to whom it sends requests for proposal ("RFPs") for the provision of material products and/or technical services to the Company if such products and/or services are ones that NTT America or its Affiliates are reasonably capable of providing as described in the RFP, and shall use all reasonable efforts to ensure that NTT America and its Affiliates are, subject to rights of third parties in existence on the date of such RFP or bid, offered a reasonable opportunity to bid for and/or compete to provide such products and/or services under any such RFP. Notwithstanding the foregoing, however, it is understood that (i) any such provision of products and/or services shall be pursuant to a separate Specific Agreement containing terms and conditions to be agreed upon through the RFP bid process or through separate arm's-length negotiations and (ii) nothing herein shall restrict the Company's right in its sole discretion to select another party to provide the products and/or services requested in any RFP.

         3.5. Recipients of Services. The services required to be rendered by NTT America (or, at its option, by one or more of its Affiliates) hereunder shall be rendered to the Company or to such of the Company Subsidiaries engaged primarily in the



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


telecommunications business as the Company may request from time to time in its sole discretion.

         4. Personnel Commitment; Supervision and Status.

         4.1. General. NTT America shall make available to the Company two (2) teams of engineers and other technical support personnel to provide the technical services contemplated by Section 3.1 and Section 3.2 (collectively, the "Technical Personnel"). One such team (the "U.S.-Based Technical Personnel") shall be based at NTT America's offices, and shall also be available to attend meetings or perform services at the Company's headquarters or at other locations within the United States, in accordance with the Company's reasonable request. The other team (the "Japan-Based Technical Personnel") will remain based in Japan, and will both work in Japan on the various projects contemplated by a Work Plan and travel when necessary to the United States. All such Technical Personnel shall be employees of NTT America or one of its Affiliates.

         4.2. Status and Supervision. The services to be rendered under this Agreement may be performed directly by NTT America and/or, at NTT America's option, may be performed by one or more Affiliates thereof. The Technical Personnel shall remain employees of NTT America (or its Affiliates) for all purposes, and NTT America (or such Affiliates) shall be solely responsible for, and shall indemnify and hold



                                       9
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the Company harmless from and against any claims for, the payment of any and all salary, bonuses, living expenses, travel expenses and other compensation, and the provision of all retirement, health care, insurance and other benefits, to such Technical Personnel. NTT America (or such Affiliates) shall be solely responsible for, and shall indemnify and hold the Company harmless from and against any claims for, the payment of any taxes or governmental charges of any kind, including, without limitation, withholding taxes, payroll taxes or unemployment or workman's compensation insurance, with respect to any such

Technical Personnel. Notwithstanding the foregoing, the Technical Personnel while serving as such may be characterized by the Company as "Senior Technical Advisers" to the Company (or any reasonably equivalent business title) in dealings with third parties, on business cards, etc. While performing services under this Agreement, the Technical Personnel shall perform their duties under the direction of NTT America's senior project manager (the "Chief Technical Advisor"), who shall in turn coordinate with the Company's Chief Technical Officer to assure that the activities of the Technical Personnel are consistent with a Work Plan. The U.S.-Based Personnel shall, upon the request of NTT America and Company's approval of such request (not to be unreasonably withheld), and at the Company's expense, be provided with facilities at the Company's offices adequate to perform their responsibilities effectively, including office space, telephone and fax communications, and access to ordinary office machines and appropriate computer systems. In such event, secretarial and other reasonable ordinary and appropriate support services for the Technical Personnel, including a minimum of one secretary dedicated to the secretarial needs of all such Technical Personnel, shall be provided by the Company (at its expense).

         4.3. Responsibilities and Participation. The Company shall invite the Chief Technical Advisor to attend all material meetings of key managerial or technical personnel or both, whether in the form of a technical committee or similar committee (if



                                       10
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the Company shall create such a committee) or otherwise, at which material matters relating to a Work Plan are to be discussed (a "Technical Meeting"); provided, however, that the Company may exclude the Chief Technical Advisor from any such Technical Meeting if the Company reasonably determines that his presence would be adverse to the Company's interests and the Company either (i) provides the Chief Technical Advisor at the time a written statement of the reasons for his exclusion or (ii) provides the Chief Technical Advisor at the time an oral explanation of such reasons and, if requested by the Chief Technical Advisor, also with a written statement thereof within five (5) days following such meeting. Subject to the Company's nondisclosure agreements with third parties (which the Company shall use its reasonable best efforts to ensure do not, in the aggregate, materially impair NTT America's ability to perform a Work Plan), all of the Technical Personnel shall be given sufficient access to information regarding technical matters at the Company to permit the Technical Personnel effectively to perform their duties under this Agreement.

         4.4. Personnel Substitutions; Home Visits.

         (a) In view of the long-term nature of this Agreement, NTT America shall have the right, from time to time and at NTT America's expense, to substitute particular engineers and other technical personnel included among the Technical Personnel; provided, however, that NTT America shall (absent exigent circumstances such as death or illness) effect any such substitution in a way that will avoid any disruption to any ongoing project.

         (b) U.S.-Based Technical Personnel shall be entitled to leave in accordance with NTT America's standard policies. In addition, it is understood that U.S.-Based Technical Personnel may return from time to time to Japan for periodic home leaves at NTT America's expense, business of NTT America or its Affiliates or family emergencies consistent with the policies and practices of NTT America.

         (c) The Company shall have the right to have Technical Personnel replaced in accordance with the terms and conditions set forth below.

             (i) The Company shall have the right to request that any of the Technical Personnel be replaced if the person involved (1) consistently fails to perform his duties contemplated by this Agreement and Schedule 1, (2) becomes unable to continue to perform such duties by reason of mental or physical incapacity which continues for a period exceeding one (1) month, (3) commits a material dishonest act, or engages in behavior that is disruptive to the Company in any material respect, or (4) does not, in the reasonable judgment of Company, demonstrate the skills or knowledge reasonably required of him or her pursuant to the Work Plan.

             (ii) If the Company wishes to replace any of the Technical Personnel, it shall give NTT America written notice thereof specifying in reasonable detail the facts and circumstances giving rise to the right to request replacement of such person as specified in Section 4.4(c)(i). NTT America shall promptly investigate the facts and circumstances so specified and discuss them with the Company. NTT America's consent shall be required to replace any of the Technical Personnel, but such consent shall not be unreasonably withheld or delayed.

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


             (iii) If NTT America consents to any such replacement, it shall promptly propose a replacement to the Company and shall dispatch such person to the Company promptly following the date of NTT America's or its Affiliate's, as appropriate, next regularly scheduled semiannual personnel reassignment and the obtaining of any required U.S. immigration visas or work permits and any other required governmental approvals. In the interim, NTT America or its Affiliates shall cooperate reasonably to minimize any disruption to the Company's business until a replacement has been dispatched to the Company.

         5. Fees and Other Compensation.

         5.1. Initial Phase. During the Initial Phase, the Company will pay NTT America an annual fee of U.S.$4,000,000.00 , paid quarterly in arrears (the "Initial Annual Fee"), in compensation for all technical services provided hereunder pursuant to Section 3.2 and the initial Work Plan and the license granted pursuant to Section 6.1. The first quarterly payment of the Initial Annual Fee shall be made on the date three (3) months following the Commencement Date and thereafter each quarterly payment shall be made on the next following June 30, September 30, December 31 or March 31, as the case may be (or on the next succeeding business day if such day be not a business day). Quarterly payments shall be prorated for quarters during which this Agreement was in effect for only part of the quarter (if any).

         5.2. Future Services. The fees (and, if appropriate, reimbursement of expenses) for technical services to be rendered by NTT America hereunder and the grant of the license pursuant to Section 6.1 after the Initial Phase shall be determined based upon the Work Plan prepared therefor (including without limitation the number of



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Technical Personnel called for in such Work Plan) in accordance with Section 3.1 and Section 3.2. The Company and NTT America shall negotiate such fees and other financial arrangements in good faith. The parties will set compensation for one-year periods during the Term following the Initial Phase in discussions that will be held immediately following the second, third, and fourth anniversaries of the Commencement Date or subsequent anniversaries during the Term.

         5.3. Other Services. Fees and/or other compensation for any additional services to be provided or rights to be granted outside the scope of this Agreement or under any Specific Agreement shall be determined by negotiation between the parties and, in the case of any such Specific Agreement, as set forth therein.

         5.4. Method of Payment. Payments shall be made in U.S. dollars by wire transfer of same day funds to such account as NTT America may from time to time designate to the Company in writing, and shall be made after deduction or withholding of any United States federal taxes if at any time any becomes applicable to payment of such amounts, but without deduction for or withholding of any other taxes, levies, duties or other charges imposed by any state or local law, regulation or governmental authority. The Company shall have the responsibility for payment to the appropriate authority of all federal taxes that are deducted or withheld and for paying for its own account all other amounts payable pursuant to the preceding sentence. The foregoing allocation of the responsibility for taxes, levies, duties, or other charges shall apply to all payments made to NTT America pursuant to this Agreement. The responsibility for any of the foregoing applicable to payments to be made under any Specific Agreements shall be separately negotiated and agreed as part of the relevant Specific Agreement. The Company shall



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compensate NTT America for any delay in payment of any portion of the Initial
Annual Fee or any other fees subsequently agreed to by paying interest on the delayed payment from the date which is thirty (30) days after the due date to but not including the date of payment at an interest rate of LIBOR plus three per cent (3%) per annum. For purposes of this Agreement, "LIBOR" shall mean an interest rate per annum equal to the rate for U.S. dollar deposits for periods of six (6) months which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on each day, and as such rate shall change from time to time, during which a payment to NTT America is overdue. If any day for determination of LIBOR is not a banking day in both London and New York City or if such rate is not so reported on any relevant day the applicable rate for any such day shall be the last rate so reported. LIBOR shall be calculated on the basis of a year of three hundred and sixty (360) days and the actual number of days elapsed.

         6. Confidentiality; Intellectual Property.

         6.1. NTT America Proprietary Information. It is contemplated that pursuant to this Agreement NTT America and/or its Affiliates will (through the Technical Personnel or otherwise) provide, the Company with certain proprietary technical data, trade secrets, and other confidential information and know-how that has been developed or acquired by NTT America and/or its Affiliates independently of this Agreement (including such information provided prior to the date hereof or prior to the commencement of services hereunder, "NTT Proprietary Information"). NTT America hereby grants, and (if applicable) will cause its Affiliates to grant, the Company a non-exclusive perpetual license to use (in its own business and in that of the Company Subsidiaries that are primarily involved in the telecommunications business) NTT Proprietary Information in

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the United States of America, without the payment of any further royalty or fee of any kind (except for the fees contemplated to be paid pursuant to Sections
5.1 and 5.2), provided that (i) NTT Proprietary Information shall for purposes of this Agreement not be deemed to include any NTT Proprietary Rights (or other similar property rights arising under Japanese or other laws) relating to specific inventions, technical devices, software, publications or other works, the rights to which shall only be licensed pursuant to a Specific Agreement with respect thereto, and (ii) the Company shall protect the confidentiality of all such NTT Proprietary Information, and shall not sell, license, sublicense, transfer or otherwise disclose any such NTT Proprietary Information to any third party except as expressly permitted below. Notwithstanding the foregoing, the Company will have no liability for any use or disclosure of NTT Proprietary Information of the following nature: (v) disclosure to any Company Subsidiaries that are primarily involved in the Company's telecommunications business, and to the Company's and such subsidiaries, directors, officers, employees, and advisors, provided that the Company shall have informed such subsidiaries and other persons of the confidentiality provisions of this Agreement and shall have taken adequate steps to ensure their compliance herewith; (w) disclosure required by law or by an order of a court of competent jurisdiction, provided that the Company promptly notifies NTT America of any such required disclosure so that NTT America or its Affiliates may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.1, and uses reasonable efforts to avoid or limit such disclosure by obtaining a protective order, entering into a confidentiality agreement, or otherwise; (x) use or disclosure of NTT Proprietary Information that becomes part of the public domain without violation of this Agreement by the Company; (y) use or disclosure of information obtained by the Company from third parties without violation of this Agreement or independently developed by the Company without use of NTT Proprietary Information; or (z) confidential disclosure of NTT Proprietary Information to vendors, suppliers, potential network participants, advisors and other business counterparts to the extent consented to by NTT America in writing (which consent shall not be unreasonably withheld or delayed, it being understood that such disclosure to third parties will ordinarily only be made pursuant to a confidentiality agreement in a form reasonably satisfactory to NTT). In addition to the foregoing, if the Company acquires during the term of this Agreement, through the Technical Personnel or otherwise, any confidential information regarding the business, organization, financial position or results of operations or services of NTT America or its Affiliates (other than NTT Proprietary Information), the Company shall keep such information secret and confidential, and will not disclose such information except as required by law, government regulation, or court order or on a confidential basis to its own legal and financial advisors; provided that such information shall not be deemed confidential to the extent it becomes publicly available prior to the Company's receipt of such information or thereafter became publicly available. Information shall be deemed "publicly available" if it becomes a matter of public knowledge or is contained in materials available to the public (other than as a result of disclosure by NTT America or its Affiliates in violation of this Agreement) or is obtained or obtainable from any source other than NTT America, its Affiliates or their respective directors, officers, employees, agents or advisors, provided that such source has not to the Company's knowledge entered into a confidentiality agreement with NTT America (or one of its Affiliates) with respect to such information or obtained the information from an entity or person party to a confidentiality agreement with NTT America (or one of its Affiliates) with respect to such information. NTT Proprietary Information (and/or other confidential information) provided to the Company or its subsidiaries after the date hereof that is conveyed or expressed in written or documentary form shall be identified by NTT America (or its Affiliate) by a written legend or notation on the face of the writing or document, or by other written notification reasonably designed to inform the Company of the transfer of NTT Proprietary

Information (and/or other confidential information) and to identify the same, and NTT America shall also provide the Company, within 30 days of the date of such disclosure, with written confirmation of any NTT Proprietary Information (and/or other confidential information) disclosed orally or in any other non-documentary format. All NTT Proprietary Information and other confidential information of NTT America and its Affiliates in tangible form that the Company does not have a license to use following termination of this Agreement shall be returned by the Company to NTT America upon termination of this Agreement, and no copies thereof or materials containing any NTT Proprietary Information or such other confidential information shall be retained by the Company.

         6.2. Company Confidential Information. It is contemplated that in connection with this Agreement the Company will (through the Technical Personnel and otherwise) provide, NTT America and/or its Affiliates certain proprietary product, service, financial, marketing, organizational, technical and other information related to the Company (including such information provided prior to the date hereof or prior to the commencement of services hereunder, the "Company Confidential Information"). NTT

America hereby agrees to keep, and (if applicable) to cause its Affiliates to keep, all Company Confidential Information secret and confidential, and not to use or disclose such Company Confidential Information, except (x) for disclosure required by law or by an order of a court of competent jurisdiction, provided that NTT America promptly notifies the Company of any such required disclosure and uses reasonable efforts to avoid or limit such disclosure by obtaining a protective order, entering into a confidentiality agreement, or otherwise, (y) NTT America and its Affiliates may disclose such Company Confidential Information on a confidential basis to their own legal and financial advisers and to appropriate Japanese governmental regulatory authorities, and (z) NTT America and its Affiliates may use such Company Confidential Information in the course of performing NTT America's obligations hereunder. Company Confidential Information shall in no event include any information that was publicly available prior to the receipt by NTT America or its Affiliates of such information or thereafter became publicly available. Such information shall be deemed "publicly available" if it becomes a matter of public knowledge or is contained in materials available to the public or is obtained or obtainable from any source other than the Company or its directors, officers, employees, agents or advisors, provided that such source has not to the knowledge of NTT America entered into a confidentiality agreement with the Company with respect to such information or obtained the information from an entity or person party to a confidentiality agreement with the Company with respect to such information. Company Confidential Information provided to NTT America or its Affiliates after the date hereof that is conveyed or expressed in written or documentary form shall be identified by the Company by written legend or notation on the face of the writing or document, or by other written notification reasonably designed to inform NTT America of the transfer of such confidential information and to identify the same, and the Company shall also provide NTT America, within 30 days of the date of such disclosure, with written confirmation of any such confidential information disclosed orally or in any other non-documentary format. If the Company Confidential Information (whether disclosed to Technical Personnel or other employees or agents of NTT America or its Affiliates) pursuant to this Agreement or to any other agreement between NTT America or its Affiliates and the Company) includes any proprietary technical data, trade secrets, other technical or operational know-how which have been developed or acquired by the Company independently of this Agreement, the Company hereby grants NTT America and its Affiliates a non-exclusive, perpetual license to use such Company Confidential Information, solely for internal business purposes (including but not limited to performing its obligations under this Agreement), without the payment of any further royalty or fee of any kind, provided that (i) Company Confidential Information shall for these purposes not be deemed to include any patent, utility model, design patent, copyright, trademark or trade name (or other similar property rights arising under Japanese or other laws) relating to specific inventions, technical devices, software, publications or other works, and (ii) such Company Confidential Information shall nevertheless be held in confidence in accordance with the provisions set forth above, except that NTT America and its Affiliates can make confidential disclosure of such proprietary information to vendors, suppliers, potential network participants, advisors and other business counterparts to the extent consented to in writing by the Company (which consent shall not be unreasonably withheld or delayed, it being understood that such disclosure to third parties will ordinarily only be made pursuant to a confidentiality agreement in a form reasonably satisfactory to the Company). Notwithstanding the limited nature of the foregoing license, it is understood and agreed that persons employed by NTT America or its Affiliates who serve as Technical Personnel may, following their service as such, or any termination or expiration of this Agreement for any reason, be reassigned by NTT America or such Affiliates without restriction, and shall be free to use any mentally retained know-how or other technical information that may constitute Company Confidential Information for any lawful purpose. All Company Confidential Information in tangible form that NTT America or one of its Affiliates does not have a license to use following termination of this Agreement shall be returned by NTT America or its relevant Affiliate to the Company upon termination of this Agreement, and no copies thereof or materials containing Company Confidential Information shall be retained by NTT America or any of its Affiliates.

         6.3. Common Intellectual Property. All intellectual property (including, without limitation, patent rights, utility models, design patents,

copyrights and software copyrights, but excluding trade names or trademarks) in any inventions, methods, processes, formulas, designs, diagrams, models, mask works, computer programs, software, hardware, technology or know-how ("Intellectual Property") created, discovered, developed or otherwise generated (whether or not reduced to practice) in the course of the performance of services by NTT America and its Affiliates shall be jointly owned by NTT America or its Affiliates and the Company ("Common Intellectual Property"), there being a rebuttable presumption that any Intellectual Property created, discovered, developed, or otherwise generated (whether or not reduced to practice) by

(a) Technical Personnel in the course of performing services for the Company hereunder, within six (6) months following termination of their service or (b) employees and agents of the Company or its subsidiaries working with the Technical Personnel, as such are Common Intellectual Property (subject to rights retained or reserved by agents of the Company pursuant to the terms of a written agency or consulting agreement with the Company; provided, that the Company shall use its reasonable best efforts to ensure that no such agreement purports to grant or grants any such agent any such rights to Common Intellectual Property). Each of NTT America or its Affiliates and the Company (and their respective subsidiaries) shall have the free and irrevocable right to use and practice without restriction anywhere in the world within their own businesses and operations (including, without limitation, the right to manufacture products for sale or lease to third parties or to have such products manufactured by third parties under specifications set by NTT America or the Company, as the case may be) all Common Intellectual Property Rights. Each Specific Agreement shall make provision for the respective rights of the parties with regard to the manufacture, sale, transfer assignment and lease of products incorporating Common Intellectual Property that is created, developed, invented or devised in the course of performing that Specific Agreement. Each of the Company and NTT America agrees to execute and file, and/or to cause its Affiliates and/or their respective employees to execute and file, all documents and other instruments necessary to effectuate the joint ownership and permit the joint use contemplated by this Section 6.3. Each of the parties shall cooperate, and shall cause its employees to cooperate, in taking all steps (including the execution and filing of all documents and other instruments) reasonably necessary to obtain and maintain property rights in the

Common Intellectual Property in the United States, Japan and such other countries as the parties shall mutually agree. Without limiting the foregoing, each of the parties agrees to consult with the other prior to making any material filings or taking any other material actions with respect to the Common Intellectual Property. If the parties cannot agree on whether to make such filings or take such other steps as may be required to establish or protect property rights in any Common Intellectual Property in any country other than the United States and Japan, the party wishing to make such filings or take such other steps may timely do so at its sole expense, and thereafter (although title to such Common Intellectual Property shall remain joint) any royalties derived from the licensing of such Common Intellectual Property within such country shall belong exclusively to the party who timely made such required filings or took such other steps. Unless otherwise agreed in writing the costs (including registration fees and other reasonable expenses, and attorneys' fees incurred in connection with filings and applications) of obtaining and maintaining such rights (i) in Japan shall be paid by NTT America or one of its Affiliates, (ii) in the United States shall be paid by the Company and (iii) in any third country shall be shared equally by the parties (except as contemplated by the preceding sentence). Each of the parties shall have the right to license (but not otherwise to transfer or assign) Common Intellectual Property or to manufacture, sell, transfer, assign or lease any product derived therefrom which consists principally of Common Intellectual Property to third parties subject to the prior written consent of the other party, which consent may not be unreasonably withheld or delayed (it being agreed that it would be reasonable to withhold consent to the granting of any license to any competitor of the party being asked to consent or any license that would permit sublicensing without the consent of the party being asked to consent); provided, however, that the foregoing consent requirement shall not apply to the manufacture, sale, transfer, assignment or lease of products that do not consist principally of Common Intellectual Property; and provided further that each Specific Agreement shall make provision for the respective rights of the parties with regard to the manufacture, sale, transfer, assignment or lease of products incorporating Common Intellectual Property that is created, developed, invented or devised in the course of performing that Specific Agreement. Terms and conditions of any license of Common Intellectual Property shall be communicated to the other party promptly after the license has been granted. Any such license shall include confidentiality provisions in a form reasonably satisfactory to the Company and NTT America or any of its relevant Affiliates. Unless otherwise agreed by the parties in writing (and except as otherwise provided herein), the parties shall share equally in any revenues derived under any such license, net of any expenses incurred in the negotiation, creation, maintenance and performance of such license, which shall be reimbursed first to the party incurring such expenses; provided, however, that although revenues derived under any license of Common Intellectual Property shall be shared in such manner, each Specific Agreement shall address whether or not the parties wish to share revenues or other economic benefits arising from the manufacture, sale, transfer, assignment or lease of products incorporating any Common Intellectual Property that is created, developed, invented or devised in the course of performing that Specific Agreement. Each of the Company and NTT America will promptly notify the other of any infringement of rights in Common Intellectual Property that may come to its attention. The parties shall cooperate in taking such steps as are reasonably necessary to prevent the infringement by third parties of the parties' rights in Common Intellectual Property. Either of the Company or NTT America (or their respective Affiliates) may initiate and pursue, at its own expense, litigation to prevent or remedy such infringement. If either party (or in NTT America's case, its Affiliate) wishes to commence such litigation, it shall promptly so notify the other party hereto in writing prior to the commencement of such litigation. The party receiving such notice shall have the right to participate in the litigation commenced by the other party, and the right to share in the proceeds of any recovery or settlement arising from such litigation only if it agrees in writing within thirty (30) days of receipt of such notice to share the costs, including reasonable attorneys fees and disbursements therefor, in which case its share in such proceeds shall be in proportion to its share of such costs. If the party receiving such notice agrees to share the litigation costs, neither party shall settle or terminate such litigation without the other party's written consent (which consent shall not be unreasonably withheld or delayed). If the party receiving such notice does not so agree to share the litigation costs for such suit or proceeding, then the party that commenced the litigation shall be entitled to retain one hundred per cent (100%) of the proceeds of any recovery or settlement arising therefrom to the extent of such party's costs incurred in connection with the enforcement of such rights plus interest at the rate of LIBOR plus three per cent (3%) per annum; any remaining damages shall be shared equally to the extent such damages represent past royalties or compelled use payments; and any remaining damages (including punitive damages) shall be the sole property of the party that commenced the litigation. If either party commences litigation to enforce rights in Common Intellectual Property without the agreement of the other party to share costs and the other party objects in writing within sixty (60) days of receipt of notice thereof to the commencement of such litigation and provides as part of such objection reasonable grounds therefor, then the party that commences the litigation shall indemnify and hold harmless the other party from and against any determination by the court in such case that adversely affects such other party's interest in the Common Intellectual Property, including, without limitation, any determination of patent invalidity; provided, however, that both parties shall continue to share equally in any royalties derived under any license of Common Intellectual Property, as set forth above. Each of the Company and NTT America shall cooperate in the execution and filing of all documents and instruments reasonably necessary to permit the other party to pursue such litigation. Notwithstanding anything herein to the contrary, (i) any intellectual property developed independently by either of the parties outside the scope of this Agreement or without access to and reliance on the data and experience derived from the technical cooperation contemplated hereby shall in no event constitute Common Intellectual Property, and no rights thereto shall be granted or deemed granted by this Section 6.3; (ii) any and all intellectual property (including, without limitation, patent rights, utility models, design patents, copyrights software, copyrights, trademarks and trade names) in any inventions, methods, processes, formulas, designs, diagrams, models, mask works, computer programs, software, hardware, technology or know-how created, discovered, developed or otherwise generated (whether or not reduced to practice) by the Company without the involvement of NTT America or its Affiliates and which is not an extension of or improvement to any proprietary information provided by NTT America or its Affiliates hereunder shall be the sole property of the Company; and (iii) any and all such intellectual property created, discovered, developed or otherwise generated (whether or not reduced to practice) by NTT America or its Affiliates, other than by the Technical Personnel acting as such or within six (6) months following reassignment of such personnel to NTT America or one of its Affiliates, without the involvement of the Company and which is not an extension of or improvement to the Company's proprietary information shall be the sole property of NTT America or its relevant Affiliate.

         6.4. Protection of Personnel. The Company shall not, directly or indirectly, during the term of this Agreement and for a period of two (2) years thereafter, employ or solicit for employment any of the Technical Personnel. Neither NTT America nor its Affiliates shall, directly or indirectly, during the term of this Agreement and for a period of two (2) years thereafter, employ or solicit for employment any person employed by the Company or any Company Subsidiary who works with any of the Technical Personnel.

         6.5. Temporary Relief: Equitable Remedies. Each of the Company and NTT America hereby acknowledges that a breach of its obligations under this Section 6 may cause irreparable harm for which there is no adequate remedy at law. Accordingly, in the event of any breach of this Section 6 by either NTT America or the Company, the other party shall be entitled, (i) notwithstanding the provisions of Section 8.2, to seek from a court or other judicial authority a temporary restraining order, preliminary injunction or similar preliminary or provisional relief pending resolution of the dispute by arbitration pursuant to
Section 8.2 and (ii) in such arbitration, to be awarded injunctive relief, specific performance or other equitable relief, if the arbitrators determine such relief to be appropriate.

         6.6. Term of Confidentiality Provisions. The Company shall maintain the confidentiality of NTT Proprietary Information and all other confidential information of

NTT America and its Affiliates pursuant to Section 6.1, and NTT America shall and shall cause its Affiliates to maintain the confidentiality of Company Confidential Information pursuant to Section 6.2, for a period of three (3) years from the date of receipt thereof or, in special circumstances, such longer period as the party providing such information shall reasonably request prior to the provision thereof.

         7. Limitation of Liability. NTT America hereby warrants that it will perform, and will cause its Affiliates to perform, the services required to be performed by it hereunder with such skill and care as it devotes to its own business. EXCEPT AS EXPRESSLY PROVIDED IN THE IMMEDIATELY PRECEDING SENTENCE, NO WARRANTY OF ANY KIND IS EXPRESSED HEREIN OR SHOULD BE IMPLIED WITH RESPECT TO ANY ADVICE OR SERVICES OR ANY NTT AMERICA PROPRIETARY INFORMATION THAT MAY BE PROVIDED BY NTT AMERICA OR ITS AFFILIATES (THROUGH THE TECHNICAL PERSONNEL OR OTHERWISE) TO THE COMPANY HEREUNDER, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT, AND ANY SUCH WARRANTY IS HEREBY EXPRESSLY DISCLAIMED. The Company hereby agrees that neither NTT America nor any Affiliate, employee (including the Technical Personnel) or agent thereof shall have any liability to the Company or any third party for any damages arising out of or resulting from any such advice, services or information provided hereunder, or any activities or business of the Company relating thereto, excluding tort claims for personal injury or property damage occurring in Japan and caused by Japan-Based Technical Personnel and except in any such case to the extent that such liabilities shall have been found in a final judgment rendered by a court of competent jurisdiction or by the arbitral panel provided for hereunder to have arisen from the gross negligence or willful misconduct of NTT America, any Affiliate, or any of the Technical Personnel. In furtherance and not in limitation of the foregoing, the parties agree that under no circumstances shall either party have any liability whatsoever for any incidental, consequential or special damages (including any lost profits or lost cost savings) and that in no event shall either party's liability to the other for damages exceed the aggregate fees paid hereunder.

         8. Governing Law; Disputes.

         8.1. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to that state's choice of law principles which may direct the application of the laws of another jurisdiction.

         8.2. All disputes, controversies, or differences which may arise between the parties, out of or in relation to or in connection with this Agreement, or the breach thereof, shall be finally settled by arbitration in accordance with the International Chamber of Commerce Arbitration Rules as then in force; provided that the foregoing shall not prevent NTT America or the

Company from seeking injunctive or similar preliminary or provisional relief pursuant to Section 6.5. The place of arbitration shall be London. The arbitration proceeding shall be conducted in both English and Japanese. All direct costs of the arbitration proceeding, including fees and expenses of the arbitrators and the costs of translation, shall be borne equally by the parties; other costs, including counsel and witness fees, shall be borne by the party incurring them. An award by the arbitrators shall be final and binding upon the parties, and not subject to further appeal, and an order confirming the award or judgment upon the award may be entered and enforced by any court having jurisdiction.

         9. Representations and Warranties.

         9.1. NTT AMERICA. NTT America represents and warrants to the Company as follows:

         (a) NTT America has the corporate power to enter into and perform this Agreement and the transactions contemplated hereby; NTT America has taken all requisite corporate action to authorize the execution and performance of this Agreement and the transactions contemplated hereby; this Agreement has been duly executed and delivered by NTT America and constitutes the legal, valid and binding obligation of NTT America enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and general equitable principles.

         (b) Neither the execution and delivery by NTT America of this Agreement nor the performance by NTT America of its obligations hereunder violates or will violate the articles of incorporation, by-laws or other organizational or governing documents of NTT America, or any law, or the determination of any arbitrator, court or other governmental authority, in each case applicable to or binding upon NTT America or any of its properties or to which NTT America or any of its property is subject, or conflicts with or will conflict with or results or will result in any breach of any terms, conditions or provisions of, or constitutes or will constitute (with due notice or lapse of time or both) a default under any mortgage, deed of trust or other agreement or instrument to which NTT America is a party or by which it or any of their properties is bound, other than such violations, conflicts, defaults or breaches which, individually or in the aggregate, do not and will not materially and adversely impair NTT America's ability to perform its obligations hereunder.


         (c) No consent, approval, waiver or other actions by any other person (other than approvals of governmental authorities that have been received) under any contract, agreement, indenture, lease, instrument or other document to which NTT America or any of its Affiliates is a party or by which any of them is bound is required or necessary for the execution, delivery and performance by NTT America of this Agreement.

         9.2. Company. The Company represents and warrants to NTT America as follows:

         (a) The Company has the corporate power to enter into and perform this Agreement and the transactions contemplated hereby; the Company has taken all requisite corporate action to authorize the execution and performance of this Agreement and the transactions contemplated hereby; this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general equitable principles.

         (b) Neither the execution and delivery by the Company of this Agreement nor the performance by the Company of its obligations hereunder violates or will violate the organizational or governing documents of the Company, or any law, or the determination of any arbitrator, court or other governmental authority, in each case applicable to or binding upon the Company or any of its properties or to which the Company or any of its property is subject, or conflicts with or will conflict with or results of will result in any breach of any terms, conditions or provisions of, or constitutes or will constitute (with due notice or lapse of time or both) a default under any mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which it or any of its properties is bound, other than such violations, conflicts, defaults or breaches which, individually or in the aggregate, do not and will not materially and adversely impair the Company's ability to perform its obligations hereunder.

         (c) No consent, approval, waiver or other actions by any other person under any contract, agreement, indenture, lease, instrument or other document to which the Company or any of its subsidiaries is a party or by which any of them is bound is required or necessary for the execution, delivery and performance by the Company of this Agreement.

         10. Miscellaneous.

         10.1. Rights of Third Parties. Notwithstanding anything to the contrary set forth herein, nothing herein shall obligate either party to provide to the other any technical data, trade secrets or other confidential information or know-how that is proprietary to any third party or that such party hereto is prohibited by law or contract from transferring or otherwise disclosing.


         10.2. Amendments: Successors and Assigns. This Agreement shall be binding upon the successors and permitted assigns of either party hereto, but shall not be assignable by either party without the prior written consent of the other party. This agreement may be amended or modified only by an instrument in writing executed by both parties hereto, and no provision hereof may be waived by any party except by an instrument in writing executed by the party waiving compliance by the other party.

         10.3. 10.3.1.Notices. All notices under this Agreement shall be given in writing and shall be deemed to have been given upon delivery, if delivered by hand or air courier, upon receipt, if sent by facsimile transmission, or on the eighth business day after mailing, if sent by air mail, postage prepaid, in each case to the address set forth below (or to such other address or addressee as a party may specify by notice given hereunder):

         If to the Company:

              Teligent L.L.C.
              8065 Leesburg Pike, Suite 400
              Vienna, VA  22182

              Attention:  Laurence E. Harris
              Facsimile:  (703) 762-5227

         If to NTT America:

              NTT America, Inc.
              101 Park Avenue, 41st Floor
              New York, NY 10178

              Attention:  Mitsuo Murakami
              Facsimile:  (212) 661-1078

         with a copy to

         Nippon Telegraph and Telephone Corporation
         Tokyo Opera City Tower
         20-2 Nishi-shinjuku 3-chome Shinjuku-ku
         Tokyo 163-14
         JAPAN
         Attention:  Osamu Inoue
         Facsimile:  81-3-5353-5503

         10.4. Nature of Relationship. This Agreement is not intended by the parties to, and shall not, constitute, create or otherwise imply a joint venture, partnership or fiduciary relationship of any kind between the parties hereto or evidence or establish any employment arrangement between the Company or any of the Company Subsidiaries and any of the Technical Personnel who, in relation to the Company and the Company Subsidiaries, are intended to be and remain in the nature of independent contractors. Nothing herein shall constitute either party an agent of the other or otherwise grant to either party the right to make commitments for or on behalf of the other party.

         10.5. Cooperation. The Company shall use all reasonable efforts to assist NTT America and, if applicable, its Affiliates in expeditiously obtaining all visas, work permits and other governmental approvals that may be required in connection with the performance of services, or the relocation of the Technical Personnel, contemplated hereunder.

         10.6. Export Controls. The parties agree to comply fully with all applicable laws and regulations of the U.S. Government and the Japanese Government regarding restrictions on, and prohibitions of, exportation of technical data from the United States and Japan.

         10.7. Force Majeure. Neither party shall be liable to the other party for any failure to perform any of its obligations under this Agreement if such failure is caused by any war, riot, civil disturbance, natural calamity, strike, lockout, disruption of communications, change in law or other governmental action or other similar cause beyond the control of the party failing to perform; provided, however, that the Company's obligation to pay fees under this Agreement shall be suspended during any period in which, and to the extent that, NTT America's obligations to provide services are suspended under this Section 10.7.

         10.8. Term of Agreement: Survival. (a) The provision of services under this Agreement shall terminate as provided in Section 2 unless earlier terminated by either party pursuant to Section 10.8(b) below. Notwithstanding any such termination, the provisions of Sections 6, 7 and 8 shall thereafter remain in effect, as follows: (i) the Company shall maintain the confidentiality of NTT Proprietary Information and all other confidential information of NTT America, and NTT America shall maintain the confidentiality of Company Confidential Information, for the applicable period specified in Section 6.6;
(ii) the restriction on the employment or solicitation of certain personnel set forth in Section 6.4 shall remain in effect for the period specified therein;
(iii) the provisions of Section 6.3, 7 and 8 shall survive indefinitely; and
(iv) the non-exclusive license granted pursuant to Section 6.1 shall continue indefinitely unless the Company intentionally or willfully breaches in any material respect (A) the restrictions on licensing or transfer of the NTT Proprietary Information or Common Intellectual Property contained herein or the confidentiality provisions of Section 6 or (B) defaults in the payment of any fee or royalty due hereunder and fails to make payment thereof within ninety
(90) days following written notice to the Company by NTT America, in which case, upon written notice from NTT America to the Company specifying the relevant event contemplated by the preceding clause (A) or (B), the non-exclusive licenses shall be thereby terminated; and upon termination for any other material breach of the Agreement, the non-exclusive license granted pursuant to
Section 6.1 shall continue so long as the Company continues to make payment in equal quarterly installments of a commercially reasonable royalty, which royalty shall be determined on an annual basis. Notwithstanding the provisions of clause (iv) of the preceding sentence, each Specific Agreement shall specify the consequences of termination of such Specific Agreement upon a material breach thereof and the effect thereon on any license granted pursuant thereto. No termination of this Agreement for any reasons shall eliminate any liability of either party for any breach occurring prior to termination.

         (b) Each of the Company, on the one hand, and NTT America, on the other, shall have the right to terminate this Agreement upon written notice if the Company and NTT America cannot agree on a Work Plan, or the fees to be paid to NTT America therefor, for any one-year period following the Initial Phase within sixty (60) days of the last day of the period covered by any then-existing Work Plan; provided, however, that at the request of the non-terminating party, both parties shall negotiate in good faith for a period of thirty (30) days from the giving of the termination notice to attempt to reach agreement on terms that would permit the continuation of the Agreement and such termination shall only take effect if no such agreement can be reached within such period; and provided, further, that notwithstanding the foregoing NTT America shall have no obligation to render technical services hereunder, and the Company shall have no obligation to pay any fees, during and in respect of any period for which a Work Plan and the fees to be paid therefor have not been agreed upon by the parties. The Company shall have the right to terminate this Agreement upon written notice to NTT America in the event that (A) NTT America fails in any material respect to perform its obligations under a Work Plan, unless such failure is a result of the Company's lack of reasonable cooperation, including the Company's failure to provide NTT America or any relevant Affiliate access to material information regarding the Company necessary in order to perform a Work Plan, (B) NTT America breaches in any material respect the restrictions on the use of the Company Confidential Information or on the licensing or transfer of the Common Intellectual Property contained herein or the confidentiality obligations set forth in Section 6 hereunder or (C) an investment action which, under Section 8.7(a) of the Amended and Restated Limited Liability Company Agreement (the "Amended Operating

Agreement") of the Company to be entered into in connection with the Securities Purchase Agreement, would cause the New Member (as such term is defined in the Amended Operating Agreement) to lose its right to nominate the New Member Director (as such term is defined in the Amended Operating Agreement), occurs. NTT America shall have the right to terminate this Agreement upon written notice to the Company in the event that (A) the Company fails in any material respect to perform its obligations hereunder or (B) the Company breaches in any material respect the restrictions on licensing or transfer of the NTT Proprietary Information or Common Intellectual Property contained herein or the confidentiality obligations set forth in Section 6 hereunder. Notwithstanding the foregoing, neither party may terminate this agreement under clauses (A) or
(B) of the immediately preceding two sentences unless it shall have first given notice to the other party of the breach or failure giving rise to the right to terminate and the other party fails to cure such breach or failure within thirty
(30) days of such notice. Upon thirty (30) days prior written notice, NTT America may terminate this Agreement in the event that the Company consummates a merger, consolidation or similar extraordinary transaction (or series of related transactions) which results in a change of beneficial ownership of over fifty per cent (50%) of its common stock then outstanding (or membership interest as long as the Company is a limited liability company), or in another person or group beneficially owning in excess of fifty per cent (50%) of such common stock which did not own such an interest immediately prior to such transaction (or membership interest) or otherwise in a change of control of the Company; or pursuant to a tender offer, exchange offer or other stock purchase (or series of such transactions) another person or group acquires beneficial ownership of in excess of fifty per cent (50%) of such common stock (any of the foregoing referred to as a "Change of Control"); provided, that such termination notice is given within sixty (60) days of NTT America's receipt of notice of the consummation of such Change of Control. Any person or group beneficially owning or controlling in excess of fifty per cent (50%) of the common stock of or beneficial interests in the Company as a result of a Change of Control may terminate this Agreement upon (A) giving thirty (30) days' prior written notice to NTT America, which notice must be given within sixty (60) days of the consummation of such Change of Control, and (B) the payment, simultaneously with the giving of such notice, of (1) all amounts owing to NTT America hereunder to the date of termination and (2) an additional amount equal to the present value discounted at a commercially reasonable rate of the unpaid balance of the fees payable hereunder to NTT America for the period from the date of termination to the last day of the period covered by a Work Plan then in effect. Each of the parties shall also have the right to terminate this Agreement by giving written notice to the other if one or more conditions of force majeure specified in Section 10.7 shall continue in effect continuously for a period exceeding ninety (90) days.


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

         10.9. Entire Agreement; Counterparts. This Agreement represents the entire agreement of the parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and/or written agreements and/or communications and/or course of conduct between the parties with respect thereto. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.



         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.



                               NTT AMERICA, INC.

                               By:_____________________________________________

                               TELIGENT, L.L.C.

                               By:_____________________________________________


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

Schedule 1

                           SCOPE OF TECHNICAL SERVICES

1.   Implementation Planning
     (Voice traffic delivery network, SS7 signaling network, backhaul network, information transfer network, Intelligent Network and HighSpeed backbone network)
     -Develop network models
     -Estimate traffic
     -Clarify network architecture and network evolution plan
     -Assist in establishing network

2.   Planning for Advanced Services

     -Assist in developing Teligent's strategy for advanced services including Intelligent Network/Data/Video services
     -Assist in defining target services, their specifications and service evolution plan
     -Clarify implementation methods for defined services
     -Assist in implementing target services

3.   Quality Measurements

     -Perform measurements and evaluate results of audio performance -Estimate Mean Opinion Score (MOS)
     -Clarify target quality for Teligent's Point-to-Multipoint System

4.   Network Management

     -Clarify operational scenario
     -Clarify functions for Teligent's network management system
     -Clarify network architecture and network evolution plan
     -Assist in establishing network management system
     -Clarify capacity planning method.


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

Schedule 2

                       THE NUMBERS OF TECHNICAL PERSONNEL

The numbers of Technical Personnel rendering services contemplated in the initial Work Plan during the Initial Phase on average are as follows:

                                                                      NUMBER

U.S.-Based Technical Personnel
  (including the Chief Technical Advisor)                               4
Japan-Based Technical Personnel                                         3


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